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Exhibit 4.9

        ESCHELON OPERATING COMPANY
 as Issuer

the guarantors named herein

and

THE BANK OF NEW YORK TRUST COMPANY, N.A.
 as Trustee

SUPPLEMENTAL INDENTURE

Dated as of November 29, 2004

8 3/8% Senior Second Secured Notes due 2010

        SUPPLEMENTAL INDENTURE, dated as of November 29, 2004, among Eschelon Operating Company (the "Issuer"), the Guarantors (as defined herein) and The Bank of New York Trust Company, N.A., as Trustee.

RECITALS

        WHEREAS, the Issuer, the Guarantors party thereto (the "Guarantors") and the Trustee have entered into an Indenture, dated as of March 17, 2004 (the "Indenture"), pursuant to which the Issuer has issued $100 million aggregate principal amount of 8 3/8% Senior Second Secured Notes due 2010 (the "Notes") and the Guarantors previously have jointly and severally guaranteed on a senior subordinated basis (the "Guarantees") certain obligations of the Issuer in respect of the Notes pursuant to the Indenture;

        WHEREAS, Section 9.01(4), (9) and (10) of the Indenture provide, among other things, that the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture in order to provide for the issuance of Additional Notes or to make any modification that does not adversely affect the legal rights of any Holder under the Indenture, the Notes or the Guarantees, in either case, without the consent of the Holders of the Notes;

        WHEREAS, the Issuer, the Guarantors, and the Trustee now wish to supplement the Indenture in order to provide for the issuance of Additional Notes as described above;

        WHEREAS, all acts and things prescribed by the Indenture, by law and by the charter and the bylaws (or comparable constituent documents) of the Issuer, the Guarantors and the Trustee have been done to make this Supplemental Indenture a valid and binding agreement of the Issuer, the Guarantors and the Trustee, in accordance with its terms:

ARTICLE 1

        SECTION 1.01.    Supplemental Indenture.

        This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes. This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Issuer, the Guarantors and the Trustee.

ARTICLE 2

        SECTION 2.01.    Amendment to Indenture.

        The Indenture is hereby amended as follows:

        (a)   The definition of "Exchange Notes" is hereby amended to delete the phrase "a registration rights agreement substantially similar to".

        (b)   The definition of "Registration Rights Agreement" is hereby amended to insert "(a)" after the word "means" in the first line thereof and to insert the following text after the phrase "the Initial Purchasers," in the second line thereof: "or (b) a registration rights agreement between the Company, the Guarantors and the other parties thereto in connection with the issuance of Additional Notes,".

        (c)   Section 4.21 is hereby amended as follows: (1) the phrase "immediately following such issuance" in the third line of clause (a) shall be deleted and the following text shall be inserted in lieu thereof: "immediately following the issuance of Exchange Notes therefor"; and (2) the following phrase shall be inserted at the end of clause (a): "The Company may, in its sole discretion, exclude from any such Automatic Exchange any Additional Notes that are not exchanged for Exchange Notes or that otherwise are "restricted securities" for purposes of the U.S. Securities Act of 1933.".

        (d)   Exhibit A is hereby amended as follows: (1) to delete references to "September 15, 2004" and to insert "[September 15, 2004][date of first interest payment date after issuance]" in lieu thereof;

(2) in paragraph 1, to delete "from and including the date of issuance" and insert "from [and including the date of issuance] [appropriate date as set forth in the offering document for a particular note]"; (3) in paragraph 8, references to "Initial Notes" shall replaced by "Notes"; and (4) to add a new paragraph 25 as follows: "[For Notes issued on November 29, 2004, insert: This Note is subject to a special redemption as set forth in Article 13 of the Indenture in the event that the ATI Acquisition is not consummated on or prior to January 31, 2005, at a redemption price equal to 80.480% of the principal amount at maturity of this Note, plus accrued interest to the date of redemption. This Note may also be redeemed at the option of the Company, in whole, but not in part, at any time prior to January 31, 2005 if, in the sole judgment of the Company, the ATI Acquisition will not be consummated by January 31, 2005, at a redemption price equal to 80.480% of the principal amount at maturity of this Note, plus accrued interest to the date of redemption, if this Note is redeemed after December 31, 2004, or 79.248% of the principal amount at maturity of the notes, plus accrued interest to the date of redemption, if this Note is redeemed on or prior to December 31, 2004.]".

        (e)   Exhibit B is hereby amended as follows: (1) to delete references to "September 15, 2004" and to insert "[September 15, 2004][date of first interest payment date after issuance]" in lieu thereof; and (2) in paragraph 1, to delete "from and including the date of issuance" and insert "from [and including the date of issuance] [appropriate date as set forth in the offering document for a particular note]".

        (f)    A new Article Thirteen is hereby added as follows:

"ARTICLE 13

        SECTION 13.01.    Definitions.

        As used in this Article Thirteen:

          "ATI Acquisition" means the acquisition by the Company of all of the capital stock of Advanced TelCom, Inc. pursuant to the terms of the Stock Purchase Agreement dated as of October 13, 2004 between Eschelon Telecom Inc. and Advanced TelCom Group, Inc.

          "Escrow Agent" means The Bank of New York Trust Company, N.A., in its capacity as escrow agent under the Escrow Agreement.

          "Escrow Agreement" means the Escrow Agreement dated November 29, 2004, by and between The Bank of New York Trust Company, N.A., in its capacities as escrow agent and as trustee under the Indenture, and the Company.

          "Escrow Redemption Price" means either: (1) 79.248% of the principal amount at maturity of the New Notes, plus accrued interest to the date of redemption, if the New Notes are redeemed on or prior to December 31, 2004; or (2) 80.480% of the principal amount at maturity of the New Notes, plus accrued interest to the date of redemption, if the New Notes are redeemed after December 31, 2004.

          "New Notes" means the $65,000,000 aggregate principal amount at maturity of Notes issued by the Company on November 29, 2004.

        SECTION 13.02.    Optional Special Redemption.

        Upon delivery of an Officers' Certificate to the Trustee stating that, in the sole judgment of the Company, the ATI Acquisition will not be consummated on or prior to January 31, 2005, and that the Company has elected to redeem the New Notes, in whole, but not in part, and setting forth the date (which shall be at least two Business Days after the date of such Officers' Certificate is delivered) on which the New Notes are to be redeemed, the Trustee shall give written notice to the Escrow Agent pursuant to Section 1.3(b) of the Escrow Agreement that a special redemption of the New Notes will be made on the date specified in such Officers' Certificate. The Trustee shall direct the Paying Agent to redeem the New Notes at the applicable Escrow Redemption Price upon receipt of proceeds from the Escrow Account (as defined in the Escrow Agreement) pursuant to Section 1.3(b) of the Escrow Agreement.

        SECTION 13.03.    Mandatory Special Redemption.

        Unless the New Notes have been previously redeemed pursuant to Section 13.02, in the event that the Trustee has not received on or prior to January 31, 2005 an Officers' Certificate from the Company certifying that (1) it has consummated the ATI Acquisition and (2) it has received not less than $15.0 million from the issuance of the Company's convertible preferred stock, the Trustee shall give written notice to the Escrow Agent pursuant to Section 1.3(b) of the Escrow Agreement that a special redemption of the New Notes will be made on February 1, 2005. The Trustee shall direct the Paying Agent to redeem the New Notes at the applicable Escrow Redemption Price upon receipt of proceeds from the Escrow Account (as defined in the Escrow Agreement) pursuant to Section 1.3(b) of the Escrow Agreement."

ARTICLE 3

        SECTION 3.01.    Notes and Guarantees.

        Except as specifically modified herein, the Indenture, the Notes and the Guarantees are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

        SECTION 3.02.    Trustee.

        Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

ARTICLE 4

        SECTION 4.01.    Governing Law.

        THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

        SECTION 4.02.    Successors.

        All agreements of the Issuer and the Guarantors, if any, in this Supplemental Indenture, if any, shall bind their successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

        SECTION 4.03.    Duplicate Originals.

        All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

[signature page follows]

SIGNATURES

        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

THE COMPANY
ESCHELON OPERATING COMPANY
By:	/s/ RICHARD A. SMITH Name: Richard A. Smith Title: President and Chief Executive Officer
THE GUARANTORS
ESCHELON TELECOM, INC.
By:	/s/ RICHARD A. SMITH Name: Richard A. Smith Title: President and Chief Executive Officer
ESCHELON TELECOM OF MINNESOTA, INC.
By:	/s/ RICHARD A. SMITH Name: Richard A. Smith Title: President and Chief Executive Officer
ESCHELON TELECOM OF WASHINGTON, INC.
By:	/s/ RICHARD A. SMITH Name: Richard A. Smith Title: President and Chief Executive Officer
ESCHELON TELECOM OF COLORADO, INC.
By:	/s/ RICHARD A. SMITH Name: Richard A. Smith Title: President and Chief Executive Officer
ESCHELON TELECOM OF NEVADA, INC.
By:	/s/ RICHARD A. SMITH Name: Richard A. Smith Title: President and Chief Executive Officer
ESCHELON TELECOM OF UTAH, INC.
By:	/s/ RICHARD A. SMITH Name: Richard A. Smith Title: President and Chief Executive Officer

ESCHELON TELECOM OF OREGON, INC.
By:	/s/ RICHARD A. SMITH Name: Richard A. Smith Title: President and Chief Executive Officer
ESCHELON TELECOM OF ARIZONA, INC.
By:	/s/ RICHARD A. SMITH Name: Richard A. Smith Title: President and Chief Executive Officer
TRUSTEE
THE BANK OF NEW YORK TRUST COMPANY, N.A. as Trustee
By:	/s/ PATRICK T. GIORDANO Name: Patrick T. Giordano Title: Vice President

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RECITALS
ARTICLE 1
ARTICLE 2
"ARTICLE 13
ARTICLE 3
ARTICLE 4
SIGNATURES